UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒         Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Greenbrier Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Centerpointe Drive

Suite 200

Lake Oswego, Oregon 97035

SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND

DEFINITIVE PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 5, 2018

On December 19, 2017, Charles J. Swindells, a member of the Board of Directors of The Greenbrier Companies, Inc. (the “Company”) since 2005, resigned from his position as a member of the Nominating and Corporate Governance Committee of the Board of Directors of the Company (the “Nominating Committee”), effective immediately.

Mr. Swindells will continue to serve as a member of the Board of Directors of the Company.

The Board of Directors has not changed its recommendation that the shareholders vote “FOR” all of the director-nominees, including Mr. Swindells. Biographical information about Mr. Swindells may be found on page 13 of the definitive Proxy Statement (the “Proxy Statement”) filed by the Company with the Securities and Exchange Commission (“SEC”) on November 14, 2017.

Important Information

The Company filed the Proxy Statement with the SEC and furnished to our shareholders primarily via the Internet that Proxy Statement in connection with the solicitation of proxies for the 2018 Annual Meeting of Shareholders. Shareholders are urged to read the Proxy Statement, as supplemented by this supplement, because it contains important information.